VITROTECH CORP. COMPLETES PRIVATE PLACEMENT TRANSACTION

SANTA ANA, Calif., - January 20, 2005 - VitroTech Corp. ("the Company") (OTCBB:VROT) today announced that it has signed definitive agreements for the issuance of up to $3,000,000 of Secured Convertible Notes and warrants in a private placement with an accredited institutional investor through a special purpose investment vehicle. Pursuant to the terms of the agreement, the investor provided an initial advance of $1,500,000. Additional advances, in three increments of $500,000 each, are based on attainment by VitroTech of cumulative 2005 net sales and gross profit margin milestones. The notes bear interest at 11 percent, are convertible at the investor's option into VitroTech common stock and mature Dec. 31, 2006, subject to VitroTech's right to extend the maturity date to Dec. 31, 2007, if there are no defaults on the initial maturity date.

Pursuant to the terms of the transaction, the notes are secured by the assets of VitroTech and VitroTech's existing line-of-credit lender has agreed to share all collateral pledged by VitroTech.

At the initial funding, VitroTech issued warrants to purchase 3,625,000 shares of common stock. On each subsequent funding pursuant to the agreement warrants to purchase an additional 1,208,333 shares will be issued.

The Company worked very closely with The Shemano Group with respect to all aspects germane to the capital markets, in general, and, specifically, with respect to this capital raise. The Shemano Group, one of the most prestigious boutique investment banking groups in the country, was ranked No. 2 in PIPE transactions nationwide in 2004. Bill Corbett, the CEO of The Shemano Group, said: "We are extremely excited to be associated with this company. We truly feel that VitroTech has validated their scientific breakthrough and believe that their future looks very promising."

Glenn Easterbrook, interim CEO of VitroTech, stated: "We are pleased to have completed this funding, and by the investor's belief in, and commitment to, our vision. We expect to be able to attain the sales milestones to draw the balance of the funding committed. We believe that this funding, along with the streamlining of operations and re-focused sales strategy, will position VitroTech to achieve growth in sales and profitability."

VitroTech plans to work in tandem with a top-tier marketing firm to ensure that the Company's material science breakthrough is both understood and appreciated by the investment community at large.

About VitroTech Corp.

VitroTech Corp. is a materials technology and research company, with headquarters in Santa Ana, with rights to purchase, process and sell rare amorphous aluminosilicate deposits which are used to produce its primary products, Vitrolite(R) and Vitrocote(R).

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These products enhance physical qualities, lower production costs and increase production of plastics, paint/coatings, and a variety of other market segments (www.vitrotechcorp.com).

Forward-Looking Statements

This news release contains forward-looking statements, which are based on current operations, plans and expectations. Such statements include, but are not limited to, the company's ability to achieve the sales milestones in order to draw additional funds under the credit facility or to satisfy other conditions to additional borrowings under the facility, our ability to grow sales and achieve profitability and our ability to establish a relationship with a leading marketing firm. Actual results may differ materially from these statements due to risks and uncertainties beyond the company's control.

For further information regarding risks and uncertainties associated with VitroTech's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors That May Affect Future Results" sections of VitroTech's SEC filings, including, but not limited to, its annual report on Form 10-KSB and quarterly reports on Form 10-QSB.

All information in this release is as of Jan. 20, 2005. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.